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EXHIBIT 10.1

                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release is made by and between Papa John's International, Inc. (hereinafter "Papa John's") and E. Drucilla Milby (hereinafter "Milby").

         WITNESSETH:

         WHEREAS, Milby has been employed by Papa John's; and

         WHEREAS, Papa John's and Milby have agreed to terminate Milby's employment; and

         WHEREAS, Milby acknowledges that she was given this agreement on February 20, 2001, and informed that she has twenty-one (21) days to consider it and she has voluntarily agreed to its terms; and

         WHEREAS, the parties wish to clarify and memorialize certain agreements made between them in regard to Milby's employment and the termination of her employment from Papa John's;

         NOW THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1. Milby's employment with Papa John's will terminate effective April 30, 2001 at 5:00 p.m., or upon Milby's commencement of employment with another employer, whichever is earlier (the "Separation Date"). Milby agrees she will inform Papa John's in a timely manner, by notice to Caroline Oyler, Senior Counsel, if she commences employment with another employer prior to April 30, 2001.

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2.   As specific consideration for the release and waiver contained in Paragraph
     3 of this Separation Agreement and Release, Papa John's shall provide Milby the following benefits, to which Milby is not otherwise entitled:

A. For the period between the execution of this Separation Agreement and Release and the Separation Date (the "Continuation Period"), Papa John's shall pay Milby her regular salary at the rate of pay in effect on the date of the execution of this Separation Agreement and Release ($225,000 annually), less all applicable withholdings (her "regular salary").

B. During the Continuation Period, Milby shall receive from Papa John's the continuation of all health and life benefits, as described in the Papa John's plan and any amendments or modifications to that plan during the Continuation Period. Milby shall continue to pay her portion of the costs for those benefits through payroll deductions.

C. Within fifteen (15) business days after the Separation Date, Papa John's shall pay to Milby an additional lump sum payment equaling Milby's regular salary, less all applicable withholdings, inclusive of any vacation days, through December 31, 2001. Should Milby's termination date be prior to April 30, 2001, Milby shall also receive, within fifteen (15) business days after the Separation Date, a lump sum payment equaling Milby's regular salary, less all applicable withholdings, from the Separation Date through April 30, 2001.

D. Within fifteen (15) business days after the Separation Date, Papa John's shall pay to Milby an additional gross sum of $4,000, less all applicable withholdings, representing unpaid car allowance for the year 2001.


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E.   All other benefits cease effective the date of termination set forth in
     Paragraph One above; provided, however, any amounts held in trust in the Papa John's 401(k) Plan for the benefit of Milby shall continue to be held in trust for Milby within the parameters of the existing plan. In addition, the stock options held by Milby that are vested as of the Separation Date shall remain exercisable pursuant to the terms of the Papa John's International, Inc. 1993 and 1999 Team Member Stock Ownership Plan. Milby will be eligible for COBRA benefits as required by law.

3. Milby, for herself and her heirs, personal representatives, successors and assigns, does hereby release and forever discharge Papa John's, its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, and any affiliated corporations or entities of any type or nature, from any and all causes of action, claims, demands, suits, damages, sums of money and/or judgments (hereinafter "damages") arising at any time prior to and through the date of the execution of this Agreement and Release which might have been asserted against Papa John's, its successors, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, and any affiliated corporations or entities by Milby, or on her behalf, including but not limited to any which may have been asserted against Papa John's by or on behalf of Milby relating to her employment by Papa John's or the termination of her employment, including accrued vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and



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     the Civil Rights Act of 1991, and the Family and Medical Leave Act, and the
     Americans with Disabilities Act, except for any claims arising under this Agreement and Release.

4. Milby understands and agrees that should any amount of the payments made to Milby by Papa John's under this Agreement and Release be deemed taxable, Milby is solely liable for any taxes of whatever kind due by reason of this payment of money, and should any state or federal tax authority determine that any or all of such payment constitutes income subject to federal or state taxes, including but not limited to income tax, or social security laws, then Milby agrees to indemnify and hold harmless Papa John's for any and all liability of whatever kind incurred by it on this payment, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.

5. Milby agrees she will abide by all covenants and agreements contained in her September 25, 1996 Confidentiality and Non-Competition Agreement with Papa John's, which is attached and incorporated by reference as Exhibit 1 hereto, specifically including but not limited to the covenants not-to-compete, not to appropriate and disclose confidential information, and not to solicit customers or employees contained in Paragraph one of the agreement.

6. Milby agrees that during the Continuation Period, she will make herself available for any questions from Papa John's, provide any information requested by Papa John's, conduct herself in a professional manner consistent with the best interests of Papa John's, and take no action detrimental to Papa John's or which will place Papa John's in jeopardy. Failure to comply with any of these obligations will result in immediate


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     termination of Milby's employment and immediate forfeiture of the consideration described in Paragraph two above.

7. Papa John's acknowledges that, during the course of her employment, Milby was exposed to information confidential and proprietary to Papa John's, and information confidential, private and personal to John H. Schnatter and/or his family and/or other officers or employees of Papa John's. Milby agrees that, unless otherwise required by law, she will not disclose to any third party any information that is confidential or proprietary to Papa John's or confidential, private or personal to John H. Schnatter and/or his family and/or other officers or employees of Papa John's, and that she has returned to Papa John's all documents containing any confidential or proprietary information relating to Papa John's or John H. Schnatter and/or his family and/or other officers or employees of Papa John's, including all documents and electronic files, and any other mediums whatsoever. In the event Milby is notified she may be required by law to disclose any such information to a third party, Milby agrees to contact Papa John's General Counsel in writing at least three business days prior to the date of the proposed disclosure so that Papa John's may take any steps it deems necessary to evaluate and protect against such disclosure.

8. Milby further warrants that within 15 days of the execution of this Agreement, she will return any and all property of Papa John's, including but not limited to her laptop computer, cell phone and accessories, desktop computer, key card, key fob, garage door opener, corporate credit card and telephone credit card. Milby also agrees she will submit any outstanding expense reports within 15 days of the execution of this Agreement to Caroline Oyler.


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9.   Milby agrees to cooperate fully with Papa John's in all its business dealings and make herself available to Papa John's for participation in all business and/or legal proceedings, as needed by Papa John's. Milby agrees she will not voluntarily participate or testify in any proceeding adverse to Papa John's, except to the extent required by law. Milby further agrees not to disparage or make derogatory comments about Papa John's, its successors, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, and any affiliated corporations or entities, or John H. Schnatter and/or his family and/or other officers or employees of Papa John's at any time during or after her employment with Papa John's ceases. Papa John's and its representatives agree not to disparage or make derogatory comments about Milby.

10. Milby acknowledges and agrees that, in return for a portion of the consideration described above, Milby will not be eligible for future employment with Papa John's and that, should Milby apply for employment, Papa John's shall have no obligation to consider Milby for any position.

11. Papa John's and its representatives, hereby agree not to publish, discuss or release any information to any person concerning Milby's employment by Papa John's or the termination of her employment, except as required by law, and except that upon request for employment information, Papa John's will verify Milby's employment dates and position held. Papa John's and Milby, their agents and representatives, agree to keep the fact and terms of this agreement in strict confidence, and not to disclose this document, its contents, or the subject matter to any person other than their attorneys, spouses, income tax preparers, or accountants, except as required by law.



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12.  The parties declare each has carefully read this Agreement and Release.
     Milby was informed, and both parties understand they have the right to and should consult with an attorney prior to executing this Separation Agreement and Release. After appropriate consultation, both parties agree to the terms of this Separation Agreement and Release for purposes of making a full and final adjustment and resolution of the matters contained herein.

13. It is understood and agreed this Separation Agreement and Release does not and shall not constitute an admission by Papa John's of any violation of any law or right of Milby.

14. This Agreement and Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and the terms of this Agreement and Release may not be waived, modified or supplemented except in writing by all parties hereto. The parties further acknowledge that this Agreement and Release may be revoked within seven (7) days from the execution hereof, and that the Agreement and Release shall not become effective or enforceable until after the revocation period has ended. Milby agrees that any revocation shall be submitted to Papa John's in writing to the attention of its General Counsel.

15. Should this Separation Agreement and Release be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

16. This Separation Agreement and Release shall be construed in accordance with the laws of the Commonwealth of Kentucky.


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17.  This Separation Agreement and Release is hereby executed by signature of E.
     Drucilla Milby this 9th day of March 2001.


                                  /s/ E. Drucilla Milby
                                  E. Drucilla Milby

                                  Date:  3/9/01


                                  Papa John's International, Inc.

                                  By:  Caroline S. Oyler, Senior Counsel

                                  Date:  3/12/01




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